KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF FISCAL 2014

Winston-Salem, NC – August 29, 2013 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the second quarter of fiscal 2014, ended August 4, 2013. The Company also reaffirmed its adjusted earnings per share guidance in the range of $0.59 to $0.63 per share for the full year.

Second Quarter Fiscal 2014 Highlights Compared to the Year-Ago Period:

  Revenues increased 10.4% to $112.7 million from $102.1 million
  Company same store sales rose 10.0%, the nineteenth consecutive quarterly increase
  Operating income rose 14.8% to $10.6 million from $9.2 million
  Adjusted net income rose 17.2% to $9.6 million ($0.14 per share) from $8.2 million ($0.12 per share); adjusted net income and adjusted EPS reflect income tax expense only to the extent currently payable in cash and, in the second quarter of fiscal 2014, exclude a charge of $1.0 million for the refinancing of the Company’s credit facilities and the retirement of the remaining balance of the Company’s term loan; adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  The GAAP income tax provision for the quarter includes a non-cash charge of approximately $685,000 ($0.01 per share) to reduce the carrying value of deferred income tax assets as a result of the enactment in the second quarter of lower corporate income tax rates in North Carolina
  Net income was $4.7 million ($0.07 per share) compared to $4.9 million ($0.07 per share) in the second quarter last year
  Cash provided by operating activities was $13.1 million compared to $12.6 million in the second quarter last year

Chairman, President and Chief Executive Officer James H. Morgan commented: “This was an outstanding quarter for us, and results exceeded our expectations, despite unusual items that in the aggregate negatively affected our earnings by about $0.01 per adjusted share. Those items, combined with a $0.02 adverse swing in gains and losses on derivative positions, penalized the year-over-year comparison by $0.03 per adjusted share.

“Our dramatic same store sales gain was driven primarily through higher traffic counts as customers found more reasons to treat themselves to our unique products, while improvements in our Company Stores and Supply Chain segments drove an increase in consolidated operating margin. Fiscal 2014 is proving to be an exciting year for our business, and we continue to forecast year-over-year growth in adjusted earnings per share approaching or exceeding 30%. Attaining the high end of our forecasted earnings guidance appears increasingly achievable.

“Of particular significance, we are very pleased with the initial sales and operating results from the five new small factories we have opened since January. While we are looking forward to gaining additional experience with these shops and the four to five small factories we plan to open in the remainder of fiscal 2014, we are now sufficiently confident about the model to encourage our franchisees, new and old, to incorporate this format into their expansion plans. We expect the success of this new smaller and more efficient model will greatly enhance our long-term global expansion potential.

“In July, we were delighted to sign a 15-store development agreement for the Dallas market with an experienced multi-concept operator, which included the sale of our three existing stores in the market. This agreement represents a key step in our previously announced plan to significantly increase the pace of our U.S. store expansion.

“During the second quarter, we took advantage of a robust credit market and our steadily improving results to refinance our credit facilities and retire our $22 million term loan balance. We ended the quarter with over $60 million in cash and basically no debt, and reduced our interest expense going forward. We also announced a $50 million common stock buyback authorization. We are very gratified to have the resources to implement and expand the scope of our growth plans, further strengthen our balance sheet, and potentially complement this cash deployment with other ways to enhance shareholder returns.

Morgan concluded: “We accomplished much this past quarter. While continuing to execute on our strategic vision, we made investments in our long-term future and, at the same time, delivered strong operating and financial results for our shareholders.”

Second Quarter Fiscal 2014 Results

Consolidated Results

For the second quarter ended August 4, 2013, revenues increased 10.4% to $112.7 million from $102.1 million.

Direct operating expenses increased to $93.8 million from $85.7 million, but as a percentage of total revenues fell to 83.2% from 83.9%. General and administrative expenses rose to $5.7 million from $4.8 million in the year-ago period and, as a percentage of total revenues, increased to 5.0% from 4.7%.

Operating income increased to $10.6 million from $9.2 million. Operating income in the second quarter last year included gains related to agricultural derivatives of approximately $1.1 million compared to losses in the current year of $410,000.

Adjusted net income was $9.6 million ($0.14 per share) compared to $8.2 million ($0.12 per share) in the second quarter last year.

As previously announced, on July 12, 2013, the Company refinanced its secured credit facilities. In connection with the refinancing, the Company retired in full the $22 million remaining balance of its term loan and increased the size of its revolving credit commitments from $25 million to $40 million. The refinancing and the retirement of the term loan are expected to result in a decrease in interest expense of approximately $1.0 million in the first twelve months following the transaction. The Company recorded a non-cash charge for the transaction of $1.0 million in the second quarter, consisting principally of the write-off of the deferred financing costs related to the retired term loan and the termination of a related interest rate hedge.

The GAAP effective tax rate for the second quarter was 49%. Included in GAAP income tax expense for the quarter is a charge of approximately $685,000 to revalue the Company’s North Carolina deferred income tax assets to reflect a reduction in the corporate income tax rate enacted by the state legislature during the quarter.

Net income was $4.7 million ($0.07 per share) compared to $4.9 million ($0.07 per share), in the second quarter last year.

Segment Results

Company Stores revenues increased 9.2% to $75.7 million from $69.3 million. Same store sales at Company stores rose 10.0%, the nineteenth consecutive quarterly increase, driven principally by higher traffic. The Company Stores segment posted operating income of $1.8 million compared to $338,000 in the second quarter last year.

As previously announced, during the second quarter the Company completed the refranchising of the Dallas market. The refranchising included the sale to the new franchisee of three Company shops and the execution of a development agreement pursuant to which the new franchisee has agreed to develop an additional 15 Krispy Kreme shops in the market over the next five years. The Company realized a gain of approximately $880,000 on the refranchising transaction, which is included in the Company Stores segment’s results for the second quarter. For the 52 weeks ended January 27, 2013, the three refranchised stores had sales of approximately $6.9 million, and for fiscal 2014 prior to the refranchising the stores had sales of approximately $3.4 million. Approximately 45% of those amounts represented wholesale sales. The franchise agreements entered into with the new Dallas franchisee do not include wholesale distribution rights.

Domestic Franchise revenues rose 15.2% to $2.8 million from $2.4 million, reflecting higher royalties. Total sales by domestic franchisees rose 13.1%; approximately 2.7 percentage points of the increase reflects the refranchising in fiscal 2014 of a total of six stores in Kansas, Missouri and Texas. Same store sales at Domestic Franchise shops increased 11.5%. Domestic Franchise segment operating income improved to $1.5 million from $1.3 million in the second quarter last year.

International Franchise revenues increased 4.8% to $6.1 million from $5.8 million, driven by higher royalties. Sales by international franchise stores rose 0.5%. Changes in the rates of exchange between the U.S. dollar and the foreign currencies in which the Company’s international franchisees do business decreased sales by international franchisees measured in U.S. dollars by approximately $4.8 million in the second quarter of fiscal 2014 compared to last year, which adversely affected international royalty revenues by approximately $290,000. Excluding the effects of exchange rate changes, sales by international franchisees rose 5.2%. International Franchise segment revenue for the quarter included approximately $320,000 of royalties collected in the quarter related to franchisee sales in prior periods which had not previously been recorded due to uncertainty surrounding their collection. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 8.6%, reflecting, among other things, honeymoon effects from the substantial number of international store openings in recent years, as well as cannibalization as markets develop. The slight degradation in currency adjusted comps compared to the first quarter appears to have been influenced by a change in the timing of observance of a major holiday in many of our markets relative to last year, as well as by unseasonably warm weather in the United Kingdom in July. The International Franchise segment generated operating income of $4.2 million, unchanged from the second quarter last year, reflecting the deployment of increased resources to support current and anticipated future international growth.

KK Supply Chain revenues (including sales to Company stores) rose 11.1% to $57.2 million from $51.5 million in the same period last year, driven principally by higher doughnut mix volume and higher mix selling prices compared to last year. External KK Supply Chain revenues rose 14.7% to $28.2 million from $24.6 million in the year-ago period. KK Supply Chain generated operating income of $9.0 million in the second quarter of fiscal 2014, up from $8.4 million in the second quarter last year. KK Supply Chain’s results of operations for the second quarter last year included gains on agricultural derivatives of approximately $1.1 million compared to losses in the current year of $410,000.

Outlook

Based on year-to-date results and other current information, management is reaffirming its forecast of adjusted net income for fiscal 2014 of between $42 million and $45 million, or between $0.59 and $0.63 per share. Achievement of this forecast would represent a year-over-year increase in adjusted earnings per share of between 26% to 34% from the $0.47 per share reported on a 52-week basis for fiscal 2013.

Conference Call

The Company will host a conference call to review financial results for the second quarter of fiscal 2014 as well as its outlook this afternoon at 4:30 p.m. (ET).

A live webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (877) 280-4954 or, for international callers, by dialing (857) 244-7311. An archived replay of the call will be available shortly after its conclusion by dialing (888) 286-8010, or (617) 801-6888 for international callers; the passcode is 39406842. The audio replay will be available through September 5, 2013. A transcript of the conference call also will be available on the Company website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 790 locations in 22 countries around the world. Connect with Krispy Kreme at www.krispykreme.com and on Facebook, Foursquare, Twitter and YouTube.

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Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “forecast,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; increased costs or other effects of new government regulations relating to healthcare benefits; and risks associated with implementation of new technology platforms. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Revenues	$112,729	$102,115	$233,354	$210,611
Operating expenses:
Direct operating expenses (exclusive of depreciation and
amortization expense shown below)	93,806	85,657	190,364	174,348
General and administrative expenses	5,655	4,770	11,710	11,228
Depreciation and amortization expense	2,664	2,399	5,484	4,881
Impairment charges and lease termination costs	4	55	12	86
Operating income	10,600	9,234	25,784	20,068
Interest income	70	61	131	88
Interest expense	(354)	(420)	(791)	(818)
Loss on refinancing of debt	(967)	-	(967)	-
Equity in losses of equity method franchisees	(60)	(53)	(113)	(103)
Other non-operating income and (expense), net	(1)	79	(6)	157
Income before income taxes	9,288	8,901	24,038	19,392
Provision for income taxes	4,571	3,972	11,322	8,437
Net income	$4,717	$4,929	$12,716	$10,955

Earnings per common share:
Basic	$0.07	$0.07	$0.19	$0.16
Diluted	$0.07	$0.07	$0.18	$0.16

Weighted average shares outstanding:
Basic	67,267	67,461	67,139	68,511
Diluted	71,089	69,432	70,833	70,660

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	August 4,	February 3,
	2013	2013
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$60,319	$66,332
Receivables	26,002	25,627
Receivables from equity method franchisees	752	705
Inventories	15,086	12,358
Deferred income taxes	23,152	23,323
Other current assets	7,490	6,439
Total current assets	132,801	134,784
Property and equipment	84,940	78,024
Investments in equity method franchisees	-	-
Goodwill and other intangible assets	24,126	24,195
Deferred income taxes	83,210	93,088
Other assets	9,896	11,847
Total assets	$334,973	$341,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$213	$2,148
Accounts payable	14,197	12,198
Accrued liabilities	29,927	32,330
Total current liabilities	44,337	46,676
Long-term debt, less current maturities	1,113	23,595
Other long-term obligations and deferred credits	26,484	25,235

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	357,621	354,068
Accumulated other comprehensive loss	-	(338)
Accumulated deficit	(94,582)	(107,298)
Total shareholders’ equity	263,039	246,432
Total liabilities and shareholders’ equity	$334,973	$341,938

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
	August 4,	July 29,
	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,716	$10,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	5,484	4,881
Deferred income taxes	10,050	7,524
Accrued rent expense	411	257
Loss on refinancing of debt	967	-
(Gain) loss on disposal of property and equipment	(62)	389
Gain on refranchising	(876)	-
Share-based compensation	1,867	2,148
Provision for doubtful accounts	(63)	(73)
Amortization of deferred financing costs	231	202
Equity in losses of equity method franchisees	113	103
Other	202	(1,258)
Change in assets and liabilities:
Receivables	(464)	(134)
Inventories	(2,889)	234
Other current and non-current assets	918	(1,968)
Accounts payable and accrued liabilities	(2,378)	(1,859)
Other long-term obligations and deferred credits	1,241	1,592
Net cash provided by operating activities	27,468	22,993
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,362)	(5,233)
Proceeds from disposals of property and equipment	623	49
Proceeds from refranchising	681	-
Other investing activities	433	(24)
Net cash used for investing activities	(10,625)	(5,208)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(24,455)	(1,100)
Deferred financing costs	(87)	(11)
Proceeds from exercise of stock options	1,686	-
Proceeds from exercise of warrants	-	9
Repurchase of common shares	-	(20,000)
Net cash used for financing activities	(22,856)	(21,102)
Net decrease in cash and cash equivalents	(6,013)	(3,317)
Cash and cash equivalents at beginning of period	66,332	44,319
Cash and cash equivalents at end of period	$60,319	$41,002

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of February 3, 2013, the Company had net deferred income tax assets of approximately $116 million, of which approximately $76 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $206 million.

The Company has reported cumulative pretax income of approximately $100 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the Company’s provisions for income tax expense have substantially exceeded its cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

The Company’s fiscal year ends on the Sunday closest to January 31, which periodically results in a 53-week year. Fiscal 2013 contained 53 weeks, while fiscal 2014 will contain 52 weeks.

In the second quarter of fiscal 2014, the Company recorded a charge of $1.0 million related to the refinancing of its secured credit facilities, consisting principally of the writeoff of deferred financing costs related to the Company’s term loan, which was retired in full, and the termination of an interest rate hedge related to the term loan. Charges of this nature are not expected to recur on a regular basis.

The following non-GAAP financial information and related reconciliation to GAAP measures are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Historical Periods
	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Net income, as reported	$4,717	$4,929	$12,716	$10,955
Loss on refinancing of debt	967	-	967	-
Provision for deferred income taxes	3,945	3,290	10,050	7,524
Adjusted net income	$9,629	$8,219	$23,733	$18,479

Adjusted earnings per common share:
Basic	$0.14	$0.12	$0.35	$0.27
Diluted	$0.14	$0.12	$0.34	$0.26

Weighted average shares outstanding:
Basic	67,267	67,461	67,139	68,511
Diluted	71,089	69,432	70,833	70,660

	Management's Earnings Guidance		Historical Period
	Year Ending February 2, 2014		Year Ended
	From	To	February 3, 2013
	(In thousands, except per share amounts)
Net income, as reported	$24,500	$26,500	$20,779
Loss on refinancing of debt	1,000	1,000	-
Provision for deferred income taxes	16,500	17,500	13,413
Adjusted net income	42,000	45,000	34,192
Earnings for the 53rd week	-	-	(1,273)
Adjusted net income - 52 week basis	$42,000	$45,000	$32,919

Adjusted earnings per common share:
Basic	$0.62	$0.66	$0.51
Diluted	$0.59	$0.63	$0.49

Adjusted earnings per common share - 52 week basis:
Basic	$0.62	$0.66	$0.49
Diluted	$0.59	$0.63	$0.47

Weighted average shares outstanding:
Basic	68,000	68,000	67,624
Diluted	71,000	71,000	69,896

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2013	2012	2013	2012
	(In thousands)
Revenues:
Company Stores:
On-premises sales:
Retail sales	$33,581	$29,062	$69,598	$59,658
Fundraising sales	2,559	2,651	7,336	7,531
Total on-premises sales	36,140	31,713	76,934	67,189
Wholesale sales	39,549	37,625	80,676	75,490
Company Stores revenues	75,689	69,338	157,610	142,679
Domestic Franchise	2,799	2,430	5,670	5,063
International Franchise	6,057	5,781	12,502	11,808
KK Supply Chain:
Total revenues	57,201	51,465	117,012	105,250
Less – intersegment sales elimination	(29,017)	(26,899)	(59,440)	(54,189)
External KK Supply Chain revenues	28,184	24,566	57,572	51,061
Total revenues	$112,729	$102,115	$233,354	$210,611

Operating income:
Company Stores	$1,790	$338	$7,104	$3,286
Domestic Franchise	1,526	1,329	2,965	2,898
International Franchise	4,239	4,162	8,770	8,656
KK Supply Chain	8,999	8,392	19,238	16,869
Total segment operating income	16,554	14,221	38,077	31,709
Unallocated general and administrative expenses	(5,655)	(4,770)	(11,710)	(11,228)
Corporate administration depreciation and amortization
expense	(295)	(162)	(571)	(327)
Impairment charges and lease termination costs	(4)	(55)	(12)	(86)
Consolidated operating income	$10,600	$9,234	$25,784	$20,068

Depreciation and amortization expense:
Company Stores	$2,174	$1,944	$4,528	$4,041
Domestic Franchise	22	55	36	110
International Franchise	1	3	4	6
KK Supply Chain	172	235	345	397
Corporate administration	295	162	571	327
Total depreciation and amortization expense	$2,664	$2,399	$5,484	$4,881

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2013	2012	2013	2012
Systemwide Sales (in thousands):(1)
Company stores	$74,893	$68,710	$156,014	$141,515
Domestic Franchise stores	78,616	69,532	159,602	141,504
International Franchise stores	102,971	102,437	213,226	207,357
International Franchise stores, in constant dollars(2)	102,971	97,914	213,226	199,447

Change in Same Store Sales (on-premises sales only):(3)
Company stores	10.0%	5.4%	10.8%	3.7%
Domestic Franchise stores	11.5%	6.7%	11.4%	6.2%
International Franchise stores	(13.0)%	(12.7)%	(12.0)%	(10.3)%
International Franchise stores, in constant dollars(2)	(8.6)%	(10.0)%	(7.9)%	(8.7)%

Company Stores - Change in Same Store Sales:
Retail pricing	3.8%	0.0%	3.3%	1.4%
Guest check average (exclusive of pricing)	(0.5)	(0.7)	(0.4)	(1.2)
Customer count	6.8	5.9	7.8	3.3
Other	(0.1)	0.2	0.1	0.2
Total	10.0%	5.4%	10.8%	3.7%

Change in Same Store Customer Count - Company stores
(retail sales only)	7.5%	6.6%	9.0%	3.8%

Average guest check - Company stores (retail sales only)	$7.68	$7.43	$7.49	$7.27

Company stores - store operating weeks	1,221	1,203	2,439	2,399

Wholesale Metrics - Company stores:(4)
Grocers/mass merchants:
Change in average weekly number of doors	(5.4)%	(4.9)%	(4.8)%	(4.7)%
Change in average weekly sales per door	9.6%	8.4%	12.5%	8.5%
Convenience stores:
Change in average weekly number of doors	0.7%	(7.8)%	(0.9)%	(9.2)%
Change in average weekly sales per door	6.5%	8.4%	6.9%	11.8%

1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but excludes sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
4)	For Company wholesale sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of Company Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Total
Three months ended August 4, 2013
May 5, 2013	74	20	1	95
Opened	2	-	-	2
Closed	(1)	-	-	(1)
Transferred to Domestic Franchise	(3)	-	-	(3)
August 4, 2013	72	20	1	93

Six months ended August 4, 2013
February 3, 2013	76	20	1	97
Opened	3	-	-	3
Closed	(1)	-	-	(1)
Transferred to Domestic Franchise	(6)	-	-	(6)
August 4, 2013	72	20	1	93

Three months ended July 29, 2012
April 29, 2012	72	19	1	92
Opened	1	-	-	1
Closed	-	-	-	-
July 29, 2012	73	19	1	93

Six months ended July 29, 2012
January 29, 2012	72	19	1	92
Opened	1	-	-	1
Closed	-	-	-	-
July 29, 2012	73	19	1	93

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of Domestic Franchise Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Total
Three months ended August 4, 2013
May 5, 2013	102	30	14	146
Opened	-	1	-	1
Closed	-	-	-	-
Transferred from Company Stores	3	-	-	3
August 4, 2013	105	31	14	150

Six months ended August 4, 2013
February 3, 2013	99	29	14	142
Opened	-	2	-	2
Closed	-	-	-	-
Transferred from Company Stores	6	-	-	6
August 4, 2013	105	31	14	150

Three months ended July 29, 2012
April 29, 2012	102	26	14	142
Opened	-	-	-	-
Closed	(1)	-	-	(1)
July 29, 2012	101	26	14	141

Six months ended July 29, 2012
January 29, 2012	102	25	15	142
Opened	1	2	-	3
Closed	(2)	(1)	(1)	(4)
July 29, 2012	101	26	14	141

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	Number of International Franchise Stores
	Factory
	Stores	Hot Shops	Fresh Shops	Kiosks	Total
Three months ended August 4, 2013
May 5, 2013	121	9	271	131	532
Opened	1	-	11	7	19
Closed	(2)	-	(3)	-	(5)
Change in store type	(1)	-	1	-	-
August 4, 2013	119	9	280	138	546

Six months ended August 4, 2013
February 3, 2013	120	9	257	123	509
Opened	4	-	27	15	46
Closed	(4)	-	(5)	-	(9)
Change in store type	(1)	-	1	-	-
August 4, 2013	119	9	280	138	546

Three months ended July 29, 2012
April 29, 2012	115	11	223	109	458
Opened	4	-	14	6	24
Closed	-	-	(4)	(1)	(5)
Change in store type	(1)	-	1	-	-
July 29, 2012	118	11	234	114	477

Six months ended July 29, 2012
January 29, 2012	118	11	226	105	460
Opened	4	-	28	12	44
Closed	(3)	-	(14)	(10)	(27)
Change in store type	(1)	-	(6)	7	-
July 29, 2012	118	11	234	114	477

KRISPY KREME CONTACTS: Media – Lafeea Watson, +1-336-726-8878, lwatson@krispykreme.com, or Investor Relations - Anita K. Booe, +1-336-703-6902, abooe@krispykreme.com